The Clorox Company

Three Months Ended September 30, 2021
Percentage change versus the year-ago period
	Reported (GAAP) Net Sales Growth/ (Decrease)	Reported Volume	Acquisitions & Divestitures	Foreign Exchange Impact	Price Mix and Other (1)	Organic Sales Growth/ (Decrease) (Non-GAAP) (2)	Organic Volume (3)
Health and Wellness	(8)%	(1)%	—%	—%	(7)%	(8)%	(1)%
Household	(12)	(8)	—	—	(4)	(12)	(8)
Lifestyle	4	5	—	—	(1)	4	5
International	1	(1)	—	(2)	4	3	(1)
Total	(6)%	(2)%	—%	(1)%	(3)%	(5)%	(2)%

(1)	This represents the net impact on net sales growth/ (decrease) from pricing action, mix and other factors.
(2)

Organic sales growth/ (decrease) is defined as net sales growth/ (decrease) excluding the effect of any acquisitions and divestitures and foreign exchange rate changes. See “Non-GAAP Financial Information” below for reconciliation of organic sales growth to net sales growth/ (decrease), the most directly comparable GAAP financial information.

(3)	Organic volume represents volume excluding the effect of any acquisitions and divestitures.

Non-GAAP Financial Information
Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating throughout the relevant periods, and the impact of foreign exchange rate changes, which are out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.

The Clorox Company

The following table provides a reconciliation of organic sales growth / (decrease) (non-GAAP) to net sales growth / (decrease) (GAAP), the most comparable GAAP measure:

	Three Months Ended September 30, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(8)%	(12)%	4%	1%	(6)%
Add: Foreign Exchange	—	—	—	2	1
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(8)%	(12)%	4%	3%	(5)%

The Clorox Company

Supplemental Unaudited Condensed Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the year-ago period.

	Gross Margin Change vs. Prior Year (basis points)
Driver	FY21					FY22
	Q1	Q2	Q3	Q4	FY	Q1
Cost Savings	+170	+160	+110	+90	+130	+90
Price Changes	+50	+20	+30	+50	+30	+50
Market Movement (commodities)	+40	-50	-170	-290	-130	-550
Manufacturing & Logistics	-300	-420	-360	-490	-400	-470
All other (1,2)	+440	+420	+70	-330	+170	-210
Change vs prior year	+400	+130	-320	-970	-200	-1,090

Gross Margin (%)	48.0%	45.4%	43.5%	37.1%	43.6%	37.1%

(1)	In Q1 and Q2 of fiscal year 2021, “All other” includes the positive impact from volume growth and mix and assortment.
(2)	In Q4 of fiscal year 2021 and Q1 of fiscal year 2022, “All other” includes the negative impact from volume growth and mix and assortment

The Clorox Company

Supplemental Unaudited Condensed Information – Cash Flow
For the quarter ended September 30, 2021

Capital expenditures for the first quarter were $52 million versus $69 million in the year-ago quarter.

Depreciation and amortization expense for the first quarter was $55 million versus $51 million in the year-ago quarter.

Net cash provided by operations in the first quarter was $41 million, or 2.3% of net sales.

Supplemental Unaudited Condensed Information – Free Cash Flow
Fiscal Year Free Cash Flow Reconciliation

Dollars in Millions and percentages based on rounded numbers

	Q1	Q1
	Fiscal	Fiscal
	Year	Year
	2022	2021
Net cash provided by operations – GAAP	$41	$383
Less: Capital expenditures	$52	$69
Free cash flow – non-GAAP (1)	-$11	$314
Free cash flow as a percentage of net sales – non-GAAP (1)	-0.6%	16.4%
Net sales	$1,806	$1,916

(1)

In accordance with the SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management uses free cash flow and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and stock repurchases. Free cash flow does not represent cash available only for discretionary expenditures since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. In addition, free cash flow may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

The Clorox Company

Supplemental Unaudited Reconciliation of Earnings Before Income Taxes to EBIT(1)(3) and Adjusted EBIT(2)(3)
Dollars in Millions and percentages based on rounded numbers

			FY 2021			FY 2022

	Q1	Q2	Q3	Q4	FY	Q1
	9/30/20	12/31/20	3/31/21	6/30/21	6/30/21	9/30/21
Earnings before income taxes	$526	$332	-$59	$101	$900	$185
Interest income	-$1	-$1	-$1	-$2	-$5	-$1
Interest expense	$25	$24	$25	$25	$99	$25
EBIT (1)(3)	$550	$355	-$35	$124	$994	$209
EBIT margin (1)(3)	28.7%	19.3%	-2.0%	6.9%	13.5%	11.6%
Saudi JV acquisition gain(4)	-$82	$0	$0	$0	-$82	$0
VMS impairment(5)	$0	$0	$329	$0	$329	$0
Professional Products supplier charge(6)	$0	$0	$0	$28	$28	$0
Digital capabilities and productivity enhancements investment (7)	$0	$0	$0	$0	$0	$12
Adjusted EBIT – non-GAAP(2)(3)	$468	$355	$294	$152	$1,269	$221
Adjusted EBIT margin(2)(3)	24.4%	19.3%	16.5%	8.4%	17.3%	12.2%
Net sales	$1,916	$1,842	$1,781	$1,802	$7,341	$1,806

(1)	EBIT (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income and interest expense, as reported above. EBIT margin is the ratio of EBIT to net sales.
(2)

Adjusted EBIT (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income, interest expense and other significant items that are nonrecurring or unusual, (such as significant losses/(gains) related to acquisitions, impairment charges and other nonrecurring or unusual items as reported above). Adjusted EBIT margin is the ratio of adjusted EBIT to net sales.

(3)

In accordance with the SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management believes the presentation of EBIT, EBIT margin, adjusted EBIT and adjusted EBIT margin provides useful additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

(4)

On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

(5)	During the quarter ended March 31, 2021, noncash impairment charges of goodwill, trademarks and other assets were recorded of $329 ($267 after tax).
(6)	During the quarter ended June 30, 2021, noncash charges of $28 ($21 after tax) were recorded on investments and related arrangements made with a Professional Products SBU supplier.
(7)	During the quarter ended September 31, 2021, the company incurred approximately $12 ($9 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

The Clorox Company

Supplemental Unaudited Reconciliation of Adjusted Earnings Per Share(4)(5)

(Dollars in millions except per share data; shares in thousands)

	Diluted Earnings Per Share
	Three Months Ended September 30
	2022	2021	% Change
As reported (GAAP)	$1.14	$3.22	(65%)
Digital capabilities and productivity enhancements investment (1)	0.07	-
Saudi JV acquisition gain (2)	-	(0.59)
As adjusted (Non-GAAP) (4)(5)	$1.21	$2.63	(54%)

	Full Year 2022 Outlook (Estimated Range)
	Diluted Earnings Per Share
	Low	High
As estimated (GAAP)	$5.05	$5.35
Digital capabilities and productivity enhancements investment (3)	0.35	0.35
As adjusted (Non-GAAP) (4)(5)	$5.40	$5.70

(1)	During the quarter ended September 31, 2021, the company incurred approximately $12 ($9 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.
(2)

(On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

(3)	In FY22, the company expects to incur approximately $55 ($42 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.
(4)	Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual.
(5)

Adjusted EPS is supplemental information that management uses to help evaluate the company's historical and prospective financial performance. Management believes that by adjusting for certain nonrecurring or unusual items, such as significant losses/(gains) related to acquisitions, impairment charges and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.